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                                                                     Exhibit 3.3


State Corporation Commission

I Certify the Following from the Records of the Commission:

VIRGINIA ACCELERATORS CORPORATION is a corporation existing under and by virtue of the laws of Virginia, and is in good standing.

The date of incorporation is February 15, 1995. Nothing more is hereby certified.

Signed and Sealed at Richmond on this Date: November 9, 1999

/s./ Joel H. Peck
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     Joel H. Peck, Clerk of the Commission